EXHIBIT 4.3

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939. THIS DEBENTURE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS DEBENTURE IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 6 OF THE DEBENTURE PURCHASE AGREEMENT PURSUANT TO WHICH THIS DEBENTURE WAS PURCHASED AND NO TRANSFER OF THIS DEBENTURE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

                  Floating Rate Convertible Debenture Due 2003

                                                                  ________, 1999

                  CHS Electronics, Inc., a Florida corporation (the "Company"), for value received, hereby promises to pay to the order of

           Computer Associates International, Inc. or registered assigns, the principal amount of

                                U.S. $_____________

on May 31, 2003 (or, if such day is not a business day (as defined in Section 9 below), the next succeeding business day) (the "Maturity Date"). The outstanding principal amount of this Debenture shall bear interest from and including the date hereof (the "Closing Date") to but excluding the Maturity Date (or, if a Conversion Notice (as defined below) has been delivered pursuant to Section 3(a), the Conversion Date (as defined below)), for each Interest Period (as defined below) applicable thereto, at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable Rate for such Interest Period. "Applicable Rate" means, for any day during any Interest Period, the LIBOR Rate from time to time in effect plus 2.00%.

Interest shall be paid semi-annually in arrears on each Interest Payment Date by wire transfer to the account of each holder of a Debenture (a "Holder") specified in writing to the Company. "Interest Period" means each period beginning on and including an Interest Payment Date (or in the case of the first Interest Period, the Closing Date) and ending on but excluding the immediately succeeding Interest Payment Date (or in the case of the last Interest Payment Date, the Maturity Date (or, if a Conversion Notice has been delivered pursuant to Section 3(a), the

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Conversion Date)). "Interest Payment Date" means the last business day of
November and May of each year commencing on November 30, 1999.

                  The outstanding principal amount of this Debenture (together with accrued interest thereon) shall be payable to the Holder on the Maturity Date in lawful money of the United States by wire transfer of immediately available funds to such account as the Holder shall specify in writing to the Company.

                  SECTION 1. THE DEBENTURES. This Debenture is one of the Debentures of the Company which are being issued in the aggregate principal amount of $50,000,000 and are designated as "Floating Rate Convertible Debentures Due 2003" (the "Debentures"). This Debenture was issued pursuant to the terms of a Debenture Purchase Agreement, dated as of May 26, 1999 (the "Purchase Agreement"), between the Company and Computer Associates International, Inc. (the "Purchaser").

                  SECTION 2. (Reserved)

                  SECTION 3. CONVERSION. (a) At the option of the Holder, at any time, subject to Section 3(e), the Debentures, in whole or in part, may be converted on the Conversion Date (as defined below) at the principal amount thereof, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock, including the associated Rights (as defined in the Debenture Purchase Agreement), at the Conversion Price (as defined below), in effect at the time of conversion. The price at which the number of shares of Common Stock to be delivered shall be determined upon conversion shall be $5.50 per share of Common Stock (the "Conversion Price"). The Conversion Price shall be adjusted in certain instances as provided in this Debenture, including paragraph (d) of this Section 3.

                  (b) If the Holder elects to convert the Debentures, the Holder shall provide written notice (the "Conversion Notice") to the Company (at the Company's address) which states that the Holder elects to convert such Debenture. In order to exchange the securities, the Holder shall surrender the Debentures, duly endorsed or assigned to the Company or in blank. Subject to
Section 3(e), each conversion shall be deemed to have been effected immediately prior to the close of business on the date the Holder delivers the Conversion Notice (the "Conversion Date"). If such day is not a business day, and a day on which the principal national securities exchange or market quotation system on which the Common Stock is then listed or admitted for trading is open (a "Trading Day"), then such conversion will be deemed to have been effected on the next succeeding Trading Day. As promptly as practicable on or after the Conversion Date, the Company shall issue and deliver the certificates representing the number of full shares of Common Stock, including the associated Rights, issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 3(c).

                  (c) No fractional shares of Common Stock shall be issued upon conversion of Debentures. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Debenture, the Company shall pay a cash adjustment in respect

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

of such fraction in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the Conversion Date.

                  (d) The Conversion Price shall be subject to the following adjustments:

                  (i) If, on any Conversion Date, the average closing price of the Common Stock during the twenty trading days immediately preceding the Conversion Date is less than the Conversion Price ($5.50, before any anti-dilution adjustments pursuant to this Agreement including
         Section 3(d)(ii)-(vii)), then the Conversion Price shall be reduced to such average closing price (the "Market Conversion Price"). Adjustments to the Conversion Price pursuant to this subsection (i) are referred to as "Market Adjustments"; all other adjustments to the Conversion Price provided in this Debenture are "Anti-Dilution Adjustments".

                  (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (iii) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                  (iv) In case the Company shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such rights or warrants shall be adjusted to such subscription or purchase price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

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

                  (v) In case the Company shall issue Common Stock (other than shares of Common Stock issued upon exercise of rights, options and warrants outstanding as of the date hereof), or rights, options or warrants convertible into, or exchangeable or exercisable for, Common Stock to any third party, or shall reprice or adjust the conversion, exchange or exercise price of rights, options or warrants outstanding as of the date hereof, at or to a price per share of Common Stock less than the Conversion Price, the Conversion Price in effect at the opening of business on the day following the date of such issuance, repricing or adjustment shall be adjusted to such issue, conversion, exchange or exercise price or, in the case of a repricing or adjustment, such conversion, exchange or exercise price as so adjusted, such reduction to become effective immediately after the opening of business on the day following the date of such issuance, repricing or adjustment, as the case may be, provided, no such adjustment shall be made with respect to: (A) up to 3,833,333 shares of Common Stock to be issued for $3 per share in connection with CHS's acquisition of SIS Distribution Ltd.; (B) up to 2,653,000 shares of Common Stock to be issued for $3 per share in connection with CHS's acquisition of Micro Informatica Corp.; or (C) shares of Common Stock or Preferred Stock issued pursuant to the Rights Agreement.

                  (vi) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in clause (iv) of this Section, any dividend or distribution paid in cash out of the retained earnings of the Company and any dividend or distribution referred to in clause (iii) of this Section), the Conversion Price in effect at the opening of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Conversion Price on the date fixed for such determination less the then fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Conversion Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for such determination.

                  (vii) The reclassification of Common Stock into securities including other than Common Stock shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of clause (vi) of this Section), and
         (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of clause (ii) of this Section).

                  (e) If the Holder elects to convert the Debenture and deliver a Conversion Notice to the Company which provides for conversion at a Conversion Price which is lower than the initial Conversion Price, as adjusted only for Anti-Dilution Adjustments, then the Company shall have the right to redeem the Debenture intended to be converted 60 days after delivery of the Conversion Notice. The Closing of the redemption, if any, shall occur on the sixtieth day following delivery of the Conversion Notice. During the sixty day period the Holder shall have the right at any time to rescind the Conversion Notice by written notice to the Company; and consequently such redemption shall automatically be terminated.

                  (f) Whenever the Conversion Price is adjusted pursuant to
         Section 3(d):

                  (i) the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Company setting forth the adjusted Conversion Price showing in reasonable detail the facts upon which such adjustment is based; and

                  (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared, and as soon as practicable after it is prepared (together with a copy of the certificate referred to in clause (i) above), such notice shall be mailed by the Company to all Holders.

The term "Person" shall mean an individual, a company, a partnership, a limited liability company, a trust, an unincorporated association or any other entity or organization, including, without limitation, a government or political subdivision or an agency, instrumentality or official thereof.

                  (g) Notwithstanding anything to the contrary set forth in the Debentures, unless and until the Company's stockholders have approved the transactions contemplated by the Purchase Agreement, the Debentures and the Warrants, the Company shall not be obligated to issue more than the number of shares of Common Stock permitted under the rules of the New York Stock Exchange (as adjusted to reflect stock dividends, stock splits, recapitalization, reorganization, stock exchange or other combination) (the "NYSE Limit") upon conversion of the Debentures and/or exercise of the Warrants, on a combined basis. If, on any Conversion Date, the Debentures are converted into a number of shares of Common Stock that is less than the number of shares that the Debentures would have been convertible into had the NYSE Limit not been in effect, the Company shall, within sixty days after such Conversion Date, pay to the Holder by wire transfer of immediately available funds an amount equal to the product of (1) the excess of (A) such number of shares that would have been issued upon such conversion had such limitation not been in effect over (B) such number of shares that were being issued upon such conversion and (2) the closing price of the Common Stock on the trading day immediately preceding the Conversion Date; provided that the amount paid pursuant to this sentence shall be applied to repay the unpaid balance of the Debentures which was unable to be converted pursuant to the NYSE Limit.

                  (h) If (i) the Holder (A) elects to convert this Debenture as provided herein; and (B) is unable to convert all of the outstanding principal of the Debenture because of the NYSE Limit; and (ii) the Company fails to pay in full the amount required to be paid by the Company to the Holder pursuant to
Section 3(f), then the Company shall call a meeting of its shareholders (the "Special Meeting") for the purpose of approving the Purchase Agreement, the Debenture and the Warrants (the "Transaction Documents") including without limitation, the Holder's acquisition of CHS Common Stock in excess of the NYSE Limit ("Excess Shares"), all in accordance with Section 312.03 of the Rules of the NYSE. The Special Meeting shall be held within 120 days after the Company's receipt of the Conversion Notice subject to compliance with SEC proxy regulations. Notwithstanding anything to the contrary set forth in the Debentures, in no event shall the CHS Board of Directors be required to recommend to CHS shareholders that they approve, at the Special Meeting, the Holder's acquisition of Excess Shares. If at the Special Meeting the CHS shareholders fail to approve the Transaction Documents as provided hereby, then
(a) CHS shall be required to pay the Holder, in addition to the outstanding principal due under the Debenture, the Make-Whole Amount defined below, (b) Holder shall not acquire any Excess Shares, and, (c) the shareholders' failure to approve the Transaction Documents shall not affect the Holders' (1) rights to acquire, own or vote any shares of CHS Common Stock within the NYSE Limit or (2) other rights under the Transaction Documents.

"Make-Whole Amount" means an amount equal to the excess of (x) the amount of interest that would have been due on the original outstanding principal amount of the Debentures from the date of issuance through and including the Conversion Date and for such unpaid amount from the Conversion Date through the payment date had the Applicable Rate been equal to 21%, over (y) the amount of interest that was actually due and paid on the applicable outstanding principal amount of the Debentures for such periods.

                   (i) The Company shall at all times reserve and keep available, free from any pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Debentures and the exercise of the Warrants, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Debentures and Warrants (but in no event less than 11,579,054 shares).

                  (j) The Company will pay any and all transfer, documentary and similar taxes or charges that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Debentures pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Debenture or Debentures to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

                  (k) The Company covenants that all shares of Common Stock which may be issued upon conversion of Debentures will upon issue be fully paid and nonassessable and, except as provided in Section 3(j), the Company will pay all taxes, liens and charges with respect to the issue thereof.

                  (l) All Debentures that have been converted shall be promptly delivered to the Company to be canceled by the Company.

                  SECTION 4. EXCHANGE OR REPLACEMENT OF DEBENTURES. (a) The Holder of any Debenture, at such Holder's option may in person or by duly authorized attorney surrender such Debenture for exchange, at the office or agency of the Company maintained pursuant to Section 6(a) of this Debenture, and receive in exchange therefor a new Debenture in the same principal amount as the outstanding principal amount of the Debenture so surrendered and bearing interest at the same annual rate as the Debenture so surrendered, each such new Debenture to be dated as of the most recent Interest Payment Date on the Debenture so surrendered and to be in such outstanding principal amount and payable to such person or persons, or order, as such Holder may designate in writing; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any new Debenture in a name other than that of the Holder of the Debenture surrendered in exchange therefor; PROVIDED, FURTHER, HOWEVER, that the Company shall not be required to so register the transfer unless the conditions for transfer in the Purchase Agreement have been satisfied. The Holder shall give to the Company 10 days' prior written notice of such Holder's intention to make such exchange.

                  (b) Upon receipt by the Company of evidence satisfactory to it of the loss, theft or destruction, mutilation of any Debenture and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of such Debenture, if mutilated, the Company will execute and deliver in lieu of such Debenture a new Debenture of like tenor. Any such new Debenture shall be dated as of the most recent Interest Payment Date on the Debenture in lieu of which such new Debenture is executed and delivered. The term "outstanding" when used in this Debenture with reference to the Debentures as of any particular time shall not include (i) any Debenture in lieu of which a new Debenture has been executed and delivered by the Company in accordance with the provisions of this Section and (ii) any Debenture held or beneficially owned by the Company or any of its affiliates.

                  SECTION 5. AMENDMENTS AND WAIVERS. With the written consent of the Holders of at least 51% of the aggregate outstanding principal amount of the Debentures at the time outstanding, any covenant, agreement or condition contained in the Debentures may be waived (either generally or in a particular instance and either retroactively or prospectively), or such Holders, and the Company may from time to time enter into agreements for the purpose of amending any covenant, agreement or condition of the Debentures or changing in any manner the rights of the holders of the Debentures or the Company; PROVIDED, HOWEVER, that:

                  (i) no such amendment or waiver shall change the Maturity Date of this Debenture or reduce the rate or extend the time of payment of interest hereon, or reduce the amount of the payment of interest hereon, or reduce the amount of the principal hereof, or modify any of the provisions of this Debenture with respect to the payment hereof, without in any such case the consent of the Holder of this outstanding Debenture; and

                  (ii) no such waiver shall extend or affect any obligation not expressly waived or impair any right consequent thereon.

                  Any such amendment or waiver shall be binding upon each future Holder of this Debenture and upon the Company, whether or not such Debenture shall have been marked to indicate such amendment or waiver, but any Debenture issued thereafter shall bear a notation referring to any such amendment or continuing waiver.

                  SECTION 6. COVENANTS.

                  (a) The Company shall maintain an office where notices, presentations and demands to or upon the Company in respect of Debentures, including those relative to conversion of the Debentures, may be given.

                  (b) The Company shall keep at such office a register at its expense, which shall provide for the registration and transfer of Debentures. The Company and any agent of the Company may treat the person in whose name any Debenture is registered as the Holder of such Debenture for the purpose of receiving payment of the principal and interest on such Debenture and for all other purposes, whether or not such Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

                  (c) The Company agrees that so long as any of the Debentures are outstanding, it shall not directly or indirectly (i) declare or pay any dividend (other than a stock dividend) or make any distribution on its capital stock or to the holders of its capital stock, (ii) purchase, redeem or otherwise acquire or retire for value, or permit any of the Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value, any such capital stock (or options, warrants or other rights to acquire such capital stock), (iii) except as provided under this Debenture, or required by the Indenture dated as of April 9, 1998 by and among the Company, certain of its subsidiaries and the Chase Manhattan Bank as Trustee relating to $200,000,000 principal amount of 9 7/8% Senior Notes due 2005 (the "Indenture"), redeem, repurchase, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Indebtedness of the Company which is PARI PASSU or subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Debentures and which is scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the maturity date of such Debentures (after giving effect to any and all options to extend the maturity thereof).

                  (d) The Company agrees that as long as any of the Debentures are outstanding, it shall not (i) consolidate with or merge into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person unless (A) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or any substantial part of the assets of the Company and the Subsidiaries as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Debentures its assumption of the due and punctual performance and observance of each covenant and condition of the Purchase Agreement and the Debentures and (B) immediately after giving effect to such transaction, no Event of Default and no condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default, shall have occurred and be continuing.

                  (e) The Company agrees that so long as any of the Debentures are outstanding, neither the Company nor any of the Subsidiaries will in any manner, directly or indirectly, incur or be liable in respect of any Indebtedness senior to or ranking PARI PASSU with the Debentures, except:

                  (i) Indebtedness of the Company represented by the Debentures;

                  (ii) Indebtedness of the Company existing as of May 26, 1999;

                  (iii) other Indebtedness permitted by the Indenture, but which shall not be senior to or rank ahead of the Debenture; and

                  (iv) extensions, refinancings, amendments and modifications of any Indebtedness described in clause (ii) above, PROVIDED that the principal amount of such Indebtedness is not increased.

                  "Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker's acceptances, surety or other bonds and similar instruments, (vi) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all Indebtedness of others secured by a Lien (as defined below) on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (viii) all Indebtedness of others guaranteed by such Person or for which such Person is otherwise contingently liable.

                  (f) The Company agrees that so long as any of the Debentures are outstanding, neither the Company nor any of the Subsidiaries shall create, incur, assume or suffer to exist any mortgage, deed of trust, security interest, lien or other encumbrance (each, a "Lien") upon any of its properties or assets, whether now owned or hereafter acquired, except Liens in favor of holders of the Debentures and Permitted Liens (as defined below).

         "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceeding promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section
6.6 of the Indenture, (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item and any proceeds thereof; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof. All defined terms in this definition shall have the meanings set forth in the Indenture.

                  (g) The Company shall deliver (by overnight courier) to each Holder promptly following the occurrence thereof written notice of (i) an Event of Default or of any condition or event which, after notice, lapse of time, or both, could constitute an Event of Default, and (ii) the commencement of any action, suit, claim, investigation or legal or administrative or arbitration proceeding which could have a material adverse affect on the Company Subsidiaries taken as a whole.

                  SECTION 7. VOTING RIGHTS. Holders of the Debentures holding at least a majority of the aggregate principal amount outstanding under the Debentures shall have the right, voting as a class, to designate one director to serve on the CHS Board of Directors. The initial director shall be elected to the Board of Directors by the Board of Directors promptly after receipt of written notice from the Holder of a majority in interest of the outstanding Debentures. Thereafter, so long as the Debentures remain outstanding, upon expiration of such director's three year term, the Company's Board of Directors shall nominate such director (or a replacement designated by Holders of a majority in interest of the outstanding Debentures), shall use their best efforts to cause the Company's shareholders to vote their shares to elect such person as a director, and shall vote their own shares in favor of the election of such person. During such time as the Debentures remain outstanding, the Company shall maintain Directors and Officers Liability Insurance in an amount of at least $20 million.

                  SECTION 8. EVENTS OF DEFAULT.

                  (a) The following shall constitute an "Event of Default" under the Debentures:

                  (i) the Company shall fail to pay when due any principal of or interest on any Debenture or any other amount payable under the Debentures or the Purchase Agreement;

                  (ii) the Company shall fail to observe or perform any covenant contained in Section 6;

                  (iii) the Company shall fail to observe or perform any covenant or agreement contained in the Debentures, the Warrants or the Purchase Agreement (other than those covered by clause (i) or (ii) above) for 15 days after written notice thereof has been given to the Company;

                  (iv) any representation, warranty, certification or statement made by the Company in the Purchase Agreement, in the Debentures or in the Warrants or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement or the Debentures shall prove to have been incorrect in any material respect when made;

                  (v) the Company or any of its subsidiaries shall fail to make any payment in respect of any Material Indebtedness (as defined below) when due or within any applicable grace period;

                  (vi) any event or condition shall occur which (A) results in the acceleration of the maturity of any Material Indebtedness or (B) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof;

                  (vii) the Company or any of its subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                  (viii) an involuntary case or other proceeding shall be commenced against the Company or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any of its subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

                  (ix) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c) (5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $200,000;

                  (x) Except as permitted by the Agreement a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Company or any of its subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 business days; or

                  (xi) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Purchaser and its affiliates) after the date hereof shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
         Act) of 20% or more of the outstanding shares of common stock of the Company; or individuals who were directors of the Company as of the date hereof (together with any new director whose election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Company (a "Change of Control").

                  For purposes of this Section, "Material Indebtedness" means Indebtedness (other than the Debentures) of the Company or one or more of any Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $10,000,000; provided that such term shall not include the Indebtedness described on Schedule 3(n) of the Company Disclosure Letter for so long as none of the following has occurred: (i) any holder of such Indebtedness shall have either accelerated such Indebtedness or commenced any enforcement action with respect thereto, (ii) any holder of such Indebtedness shall have ceased to waive any default under such Senior Indebtedness arising out of such failure to pay any

Indebtedness described on Schedule 3(n) and (iii) the aggregate dollar amount of all such outstanding Indebtedness specified on Schedule 3(n) (other than fees, interest or penalties thereon) shall have increased above the level so specified. As used herein, the terms "ERISA", "ERISA Group", "Material Plan", "Multiemployer Plan" and "PBGC" have the meanings set forth in the Purchase Agreement.

                  (b) In case of the happening of an Event of Default, then, and in every such happening and at any time thereafter during the continuance of such Event of Default, the Holders of at least 51% in interest of Debentures at the time outstanding may, by written notice to the Company, declare the Debentures to be forthwith due and payable, whereupon the Debentures shall become forthwith due and payable, both as to the outstanding principal amount thereof and accrued interest thereon, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or therein to the contrary notwithstanding; PROVIDED that in the case of any of the Events of Default specified in Section 7(a)(vii) or 7(a)(viii) above with respect to the Company, without any notice to the Company or any other act by the Holders, the Debentures shall become forthwith due and payable, both as to the outstanding principal amount thereof and accrued interest thereon, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or therein to the contrary notwithstanding.

                  (c) In case an Event of Default shall have occurred and be continuing, then, (i) the Holders of at least 51% in interest of the Debentures at the time outstanding may proceed to protect and enforce such Holders' rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or the Debentures or in aid of the exercise of any power granted in the Purchase Agreement or in the Debentures, or proceed to enforce the payment of the Debentures or to enforce any other legal or equitable right of the Holders of the Debentures and (ii) the interest rate per annum with respect to any Debenture shall, for each day that such Event of Default exists, be automatically increased to a rate per annum equal to the sum of (A) 3% plus (B) the prime rate of interest as announced from time to time by Credit Suisse First Boston Corporation for such day. Any overdue principal of or interest on this Debenture and any overdue amount payable hereunder or under the Purchase Agreement shall bear interest, payable on demand, and in lawful money of the United States, for each day until paid at the rate per annum specified in clause
(ii) of the immediately preceding sentence. No remedy herein conferred hereunder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or not or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Company or any of its subsidiaries and any Holder of Debentures or any delay on the part of any Holder of Debentures in exercising any rights hereunder shall operate as a waiver of any rights of any such person hereunder or under the Purchase Agreement.

                  SECTION 9. EXTENSION OF MATURITY. Should the principal of or interest on this Debenture become due and payable on other than a business day, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) herein specified during such extension. The term "business day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

                  SECTION 10. GOVERNING LAW. THIS DEBENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 11. CONSENT TO JURISDICTION. EACH OF THE HOLDER AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE HOLDER AND THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE HOLDER AND THE COMPANY CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH PROCEEDING BY THE DELIVERY (BY OVERNIGHT COURIER) TO IT AT ITS ADDRESS SPECIFIED IN SECTION 9(C) OF THE PURCHASE AGREEMENT (OR IN THE CASE OF A HOLDER OTHER THAN THE PURCHASER, TO ITS ADDRESS AS IT APPEARS IN THE REGISTER MAINTAINED BY THE COMPANY). EACH OF THE HOLDER AND THE COMPANY FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND BINDING AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

                  SECTION 12. WAIVER OF JURY TRIAL. EACH OF THE HOLDER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                             CHS Electronics, Inc.



                                             By:
                                                --------------------------------
                                                Name: Antonio Boccalandro
                                                Title: Chief Officer-Mergers and
                                                       Acquisitions

                            [FORM OF TRANSFER NOTICE]

         For value received _______________ hereby sells, assigns and transfers unto _________________, whose social security or other identifying number is _____________________ and whose address (including postal zip code) is and does hereby irrevocably constitute and appoint _________________ attorney to transfer the said Debenture of the within named Company with full power of substitution in the premises.

Dated: ____________


___________________
Transferor



NOTICE: The Signature to this Notice must correspond with the name as written upon the face of this Debenture and every particular, without alteration or enlargement or any change whatever.